UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):    March 19, 2008

POKERTEK, INC.

(Exact Name of Registrant as Specified in Its Charter)

North Carolina	000-51572	61-1455265
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1150 Crews Road, Suite F Matthews, North Carolina	28105
(Address of Principal Executive Offices)	(Zip Code)

(704) 849-0860

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of Direct Financial Obligation or Obligation under an Off-Balance Sheet Arrangement

Background

At December 31, 2007, the total amount of PokerTek, Inc.’s balance of cash, cash equivalents and short-term investments was approximately $7.2 million, consisting of approximately (a) $0.1 million in bank demand deposits, (b) $1.1 million invested in money market securities, and (c) $6.0 million invested in auction rate securities. Since December 31, 2007, PokerTek, Inc. (the “Company”) has reduced its investments in auction rate securities to approximately $3.9 million. The auction rate securities and a portion of the money market securities are held by the Company in an account (the “Account”) with UBS Financial services, Inc. (“UBS”).

The auction rate securities held by the Company are securities with long-term nominal maturities for which the interest rates are intended to be reset through a dutch auction each month. The monthly auctions historically have provided a liquid market for these securities. The Company’s investments in auction rate securities represent interests in collateralized debt obligations supported by pools of student loans. Consistent with the Company’s investment policy, the auction rate securities investments held by the Company all have AAA/Aaa credit ratings and are backed by The Federal Family Education Loan Program. Due to the recent liquidity issues experienced in global credit and capital markets, the auction rate securities held by the Company have experienced failed auctions during early 2008, meaning that investors in such auction rte securities cannot liquidate such investments in the ordinary course of monthly auctions.

Historically, given the liquidity created by the auctions, auction rate securities were presented as current assets. However, given the recently failed auctions, the $3.9 million balance of such remaining auction rate securities are no longer liquid and will be reclassified to non-current assets as of March 31, 2008. We currently believe that carrying value of the auction rate securities approximates their fair value. We will continue to monitor market developments, however, and if liquidity for high quality auction rate securities does not develop, we may have to adjust the carrying value in the future.

Client’s Agreement with UBS

On March 19, 2008, the Company entered into a Client’s Agreement (the “Client’s Agreement”) with UBS. The Client’s Agreement is intended to provide the Company with some of the liquidity the Company would have had in the absence of the failed auctions in auction rate securities described above, The Client’s Agreement modified the terms of the Account by allowing the Company to borrow from UBS with such borrowings secured by the assets held in the Account. In the Client’s Agreement, the Company agreed to (i) grant UBS a lien on all assets held in the account to secure payment of borrowings, (ii) maintain assets (and margin) in the Account as required by law or by UBS and where applicable to satisfy any margin calls, and (iii) pay interest on any borrowings in accordance with UBS’ usual custom.

On March 19, 2008, the Company borrowed $1,000,000 from UBS under the terms of the Client’s Agreement, resulting in the creation of a direct financial obligation of the Company in such amount, bearing interest payable monthly at 30-day LIBOR plus .25%.

Note Purchase Agreement with Certain Board Members

On March 24, 2008, the Company entered into a Note Purchase Agreement with Lyle A. Berman, James T. Crawford III, Lee Arthur Lomax and Gehrig H. “Lou” White (the “Lenders”). Messrs. Crawford, Lomax and White are the founders of the Company. Each of the Lenders are also members of the Company’s board of directors, with Messr. Berman serving as Chairman and Messr. White serving as Vice Chairman.

On March 24, 2008, the Lenders loaned the Company $2,000,000 pursuant to the Note Purchase Agreement, and the Company issued the Lenders a Secured Promissory Note (the “Note”) in the principal amount of $2,000,000. The Note bears interest at a rate of 13% per annum with all principal and accrued interest payable on March 24, 2010.. The Note may be repaid prior to maturity without penalty. The loan contains no restrictive covenants and is collateralized by security interests in the PokerPro tables (and reasonably related peripherals) owned by the Company and deployed at customer locations in North America and on cruise ships as of December 31, 2007. The Lenders may accelerate payments under the Note in the case of standard events of default relating to uncured failure to pay principal or interest, breach of representations or covenants made by the Company, or commencement of dissolution or bankruptcy proceedings by or against the Company.

The Note Purchase Agreement provides that the Lenders may loan up to an additional $1,000,000 under the terms of the Note Purchase Agreement, but that neither the Lenders nor the Company are bound to enter into such an additional loan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POKERTEK, INC.

Date: March 25, 2008	By:	/s/ Mark D. Roberson
Mark D. Roberson, Chief Financial Officer